FOR IMMEDIATE RELEASE

For more information contact:	Financial:	Charles L. Szews
Executive Vice President and
Chief Financial Officer
(920) 235-9151, Ext. 2332
	Media:	Kirsten Skyba
Vice President, Communications
(920) 233-9621

OSHKOSH TRUCK REPORTS SECOND QUARTER EPS UP 67.7%;
INCREASES EPS EXPECTATIONS TO $4.25 FOR FISCAL 2005; INCREASES
DIVIDEND BY 50% AND CHANGES TO SINGLE CLASS OF STOCK

        OSHKOSH, WIS. (May 3, 2005) – Oshkosh Truck Corporation (NYSE: OSK), a leading manufacturer of specialty trucks and truck bodies, today reported that second quarter earnings per share increased 67.7 percent to $1.04 per share, on sales of $672.4 million and net income of $38.2 million for the quarter ended March 31, 2005. This compares with earnings per share of $0.62 per share, on sales of $518.2 million and net income of $22.5 million for last year’s second quarter. These results exceeded Oshkosh’s most recent sales and earnings estimates of $645.0 million and $0.66 per share, respectively, for the second quarter of fiscal 2005. Oshkosh also increased its sales and earnings per share estimates for the full year ending September 30, 2005 to $2.9 billion and $4.25 per share, respectively.

-Continued-

        Sales increased 29.7 percent in the second quarter. Operating income increased 78.5 percent to $62.6 million, or 9.3 percent of sales, compared to $35.1 million, or 6.8 percent of sales, in the prior year’s second quarter.

        Commenting on the results, Robert G. Bohn, chairman, president and chief executive officer, said, “Our financial performance in fiscal 2005, particularly the favorable year-over-year earnings growth, continued to gain momentum. This was a record second quarter for the Corporation, driven largely by exceptional results in our defense business along with strong operational performance and a favorable product mix in our fire and emergency business.

        “Our defense business performed beyond our expectations, providing favorable performance on our Medium Tactical Vehicle Replacement (MTVR) contract and stronger than expected margins on new truck and new service contracts.

        “In our commercial business, the U.S. concrete placement and refuse markets continued to show strength and provided solid revenue growth. Unfortunately, operating income continued to be negatively impacted by lower-priced backlog, but that is now largely behind us, so we believe there is the prospect of margin growth in the domestic market.

        Bohn continued, “As we move through the second half of fiscal 2005, we are focused specifically on capitalizing on the positive market developments in our businesses and on continuing the operational improvements of our McNeilus and European refuse operations. We are encouraged by the progress that we are making across the Corporation. On the basis of our performance in the second quarter and our positive outlook, we have increased our fiscal 2005 earnings per share estimate from $3.85 to $4.25.”

-Continued-

        Factors affecting second quarter results for the Company’s business segments included:

        Fire and emergency—Fire and emergency segment sales increased 57.2 percent, to $213.2 million for the quarter compared to the prior year. Operating income was up 69.5 percent to $19.0 million, or 8.9 percent of sales, compared to prior year operating income of $11.2 million, or 8.3 percent of sales. The JerrDan and BAI acquisitions contributed sales of $42.7 million and operating income of $2.1 million during the quarter. Sales and operating income from other businesses in this segment grew 25.7 percent and 50.9 percent, respectively, for the quarter. The higher sales level for these businesses reflected strong order flow for fire apparatus during fiscal 2004 and substantially higher airport product sales. Operating income margins for the businesses increased due to a substantially improved sales mix of custom pumpers, aerials and airport products.

        Defense—Defense segment sales increased 24.7 percent to $209.6 million for the quarter, largely due to a more than doubling of parts and service sales compared to the prior year’s second quarter as a result of the conflict in Iraq, which was offset by slightly lower truck sales. Operating income in the second quarter was up 114.4 percent, to $49.4 million, or 23.6 percent of sales, compared to prior year operating income of $23.0 million, or 13.7 percent of sales. Earnings for the current quarter increased primarily due to a $14.1 million cumulative life-to-date adjustment to operating income to increase the margins on the Company’s MTVR base contract from 8.5 percent to 9.9 percent. Second quarter earnings also were favorably impacted by the more than doubling of relatively higher-margin parts and service sales.

        Commercial—Commercial segment sales increased 17.2 percent, to $255.3 million, for the quarter on strong order intake in U.S. markets. Operating income decreased 31.6 percent to $6.5 million, or 2.5 percent of sales, compared to $9.4 million, or 4.3 percent of sales, in the prior year quarter. The CON-E-CO and London acquisitions contributed sales of $9.0 million and operating income of $0.5 million during the quarter. Operating income margins were lower principally due to continued operating losses in the Company’s European refuse business and insufficient price increases for concrete placement and domestic refuse products to recover sharply higher domestic steel costs as well as other cost increases in the quarter.

-Continued-

        Corporate and other—Operating expenses and inter-segment profit elimination increased $3.6 million to $12.2 million, due largely to increased personnel costs. Net interest expense for the quarter increased $0.6 million to $1.7 million, compared to the prior year quarter. Higher interest costs were largely due to higher average borrowings as a result of acquisitions.

        Total debt decreased during the quarter to $69.4 million at March 31, 2005 from $104.4 million at December 31, 2004 in spite of the acquisition of London late in the quarter due to strong cash flow from operations, including a substantial increase in customer advances.

Six-Month Results

        The Company reported that earnings per share increased 47.3 percent to $2.15 per share for the first six months of fiscal 2005 on sales of $1,317.3 million and net income of $78.8 million compared to $1.46 per share for the first six months of fiscal 2004 on sales of $1,011.4 million and net income of $52.2 million.

        Operating income increased 59.2 percent to $130.3 million, or 9.9 percent of sales, in the first six months of fiscal 2005 compared to $81.8 million, or 8.1 percent of sales, in the first six months of fiscal 2004.

-Continued-

Change to Single Class of Stock and Dividend Announcements

        The Company also announced that it has transitioned from having two classes of stock to a single class of stock, with the change effective immediately. Before the change, the Company had outstanding both New York Stock Exchange-listed Common Stock with limited voting rights and unlisted Class A stock with greater voting rights. Because holders of a sufficient number of shares of Class A stock have converted their shares into Common Stock, on a share-for-share basis, the remaining Class A shares converted automatically into Common Stock on the same basis, again, effective immediately. With the change to a single class of stock, the Common Stock now carries full voting rights.

        Speaking on behalf of the Company’s Board of Directors and management, Mr. Bohn said: “The stability that our Class A stock provided over the years benefited all shareholders by helping us build the Company that exists today. Now, because of our current strength and confidence in our future, we welcome the change to a single class of stock and believe that having voting rights commensurate with shareholdings will make our stock more attractive to the investing public. At the same time, we intend to continue to implement our strategic plan to generate long-term growth.”

        In addition, the Board of Directors declared a quarterly dividend of $0.1325 per share for the Common Stock. This dividend, up approximately 50.0 percent from the Common Stock rate for the immediately preceding quarter, will be payable May 24, 2005, to shareholders of record as of May 17, 2005. Previous holders of Class A stock will receive this dividend as holders of Common Stock.

        Oshkosh Truck Corporation officials will comment on second quarter earnings and their current outlook for fiscal 2005 during a live conference call at 11:00 a.m. Eastern Daylight Time today. Viewer-controlled slides for the call will be available on the Company’s website beginning at 9:30 a.m. Eastern Daylight Time this morning. The call will be available simultaneously via a webcast over the Internet as a service to investors. It will be listen-only format for on-line listeners. To access the webcast, investors should go to www.oshkoshtruckcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the broadcast. An audio replay of such conference call and related question and answer session will be available for at least twelve months at this website.

-Continued-

        Oshkosh Truck Corporation is a leading designer, manufacturer and marketer of a broad range of specialty commercial, fire and emergency and military trucks and truck bodies under the Oshkosh®, McNeilus®, Pierce®, Medtec™, CON-E-CO®, London®, Geesink and Norba brand names. Oshkosh’s products are valued worldwide by fire and emergency units, defense forces, municipal and airport support services, and concrete placement and refuse businesses where high quality, superior performance, rugged reliability and long-term value are paramount.

Forward-Looking Statements

        This press release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital spending and debt levels, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as the Company “expects,” “intends,” “estimates,” “anticipates,” or “believes” and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include, without limitation, the Company’s ability to turnaround its Geesink Norba Group and McNeilus businesses, the success of the launch of the Revolution® composite concrete mixer drum, the cyclical nature of the Company’s commercial and fire and emergency markets, risks related to reductions in government expenditures, the uncertainty of government contracts, the challenges of identifying acquisition candidates and integrating acquired businesses, rapidly rising steel and component costs and the Company’s ability to avoid such cost increases based on its supply contracts or recover such rising costs with increases in selling prices of its products, and risks associated with international operations and sales, including foreign currency fluctuations. In addition, the Company’s expectations for fiscal 2005 are based in part on certain assumptions made by the Company, including, without limitation, those relating to the Company’s ability to turnaround the business of the Geesink Norba Group sufficiently to support its current valuation resulting in no non-cash impairment charge for Geesink Norba Group goodwill; the sale of 1,000 Revolution® composite concrete mixer drums in the U.S. in fiscal 2005 at favorable pricing and costs; increasing concrete placement activity; the performance of the U.S. and European economies generally; when the Company will receive sales orders and payments; achieving cost reductions; production and margin levels under the MTVR base contract, the Family of Heavy Tactical Vehicles contract, the Indefinite Demand/Indefinite Quantity contract and for international defense trucks; the level of U.S. Department of Defense procurement of replacement parts, services and remanufacturing of trucks; targets for Geesink Norba Group sales and operating losses; capital expenditures of municipalities, airports and large waste haulers; the ability of the Company to recover steel and component cost increases from its customers; the availability of commercial chassis and certain chassis components; spending on bid and proposal activities and new product development; interest and personnel costs; the ability to integrate acquired businesses; and that the Company does not complete any acquisitions other than those recently announced. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today.

-Continued-

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2005	2004	2005	2004
	(In thousands, except per share amounts)
Net sales	$672,355	$518,213	$1,317,272	$1,011,407
Cost of sales	552,462	440,450	1,081,788	845,222

Gross income	119,893	77,763	235,484	166,185
Operating expenses:
Selling, general and administrative	55,240	41,009	101,505	81,040
Amortization of purchased intangibles	2,028	1,669	3,722	3,332

Total operating expenses	57,268	42,678	105,227	84,372

Operating income	62,625	35,085	130,257	81,813
Other income (expense):
Interest expense	(2,239)	(1,401)	(4,490)	(2,549)
Interest income	552	331	1,018	581
Miscellaneous, net	100	600	(613)	560

	(1,587)	(470)	(4,085)	(1,408)

Income before provision for income taxes,
equity in earnings of unconsolidated
affiliates and minority interest	61,038	34,615	126,172	80,405
Provision for income taxes	23,570	12,636	48,702	29,348

Income before equity in earnings of
unconsolidated affiliates and
minority interest	37,468	21,979	77,470	51,057
Equity in earnings of unconsolidated
affiliates, net of income taxes	867	494	1,340	1,114
Minority interest, net of income taxes	(145)	--	(46)	--

Net income	$38,190	$22,473	$78,764	$52,171

Earnings per share
Class A Common Stock	$0.92	$0.56	$1.91	$1.30
Common Stock	$1.06	$0.64	$2.20	$1.50
Earnings per share assuming dilution	$1.04	$0.62	$2.15	$1.46
Weighted average shares outstanding:
Basic earnings per share:
Class A Common Stock	805	814	806	814
Common Stock	35,308	34,182	35,056	34,083
Effect of dilutive options and incentive
compensation awards	705	1,035	774	954

Diluted earnings per share	36,818	36,031	36,636	35,851

-Continued-

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2005	September 30, 2004
	(Unaudited)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$23,178	$30,081
Receivables, net	287,151	253,914
Inventories	556,031	368,067
Prepaid expenses	21,515	17,612
Deferred income taxes	36,025	41,033

Total current assets	923,900	710,707
Investment in unconsolidated affiliates	19,893	21,187
Other long-term assets	34,549	26,375
Property, plant and equipment	332,769	316,538
Less accumulated depreciation	(158,010)	(147,962)

Net property, plant and equipment	174,759	168,576
Purchased intangible assets, net	133,174	140,506
Goodwill	407,404	385,063

Total assets	$1,693,679	$1,452,414

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$212,370	$200,290
Customer advances	292,851	209,656
Floor plan notes payable	46,946	25,841
Payroll-related obligations	43,180	43,978
Income taxes	9,767	17,575
Accrued warranty	37,046	35,760
Other current liabilities	95,683	73,842
Revolving credit facility and current maturities
of long-term debt	66,310	72,739

Total current liabilities	804,153	679,681
Long-term debt	3,048	3,209
Deferred income taxes	63,919	66,543
Other long-term liabilities	69,147	64,259
Minority interest	2,817	2,629
Commitments and contingencies
Shareholders' equity	750,595	636,093

Total liabilities and shareholders' equity	$1,693,679	$1,452,414

-Continued-

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended March 31,
	2005	2004
	(In thousands)
Operating activities:
Net income	$78,764	$52,171
Non-cash and other adjustments	21,338	13,630
Changes in operating assets and liabilities	(76,319)	(61,440)

Net cash provided from operating activities	23,783	4,361
Investing activities:
Acquisition of businesses, net of cash acquired	(29,896)	--
Additions to property, plant and equipment	(7,549)	(13,446)
Proceeds from sale of assets	13	104
Decrease (increase) in other long-term assets	3,587	(4,195)

Net cash used for investing activities	(33,845)	(17,537)
Financing activities:
Net borrowings (repayments) under revolving
credit facility	(8,230)	17,500
Proceeds from exercise of stock options	18,116	4,471
Proceeds from issuance of long-term debt	--	965
Repayment of long-term debt	(378)	(1,824)
Dividends paid	(6,255)	(4,012)

Net cash provided from financing activities	3,253	17,100
Effect of exchange rate changes on cash	(94)	1,289

Increase (decrease) in cash and cash equivalents	(6,903)	5,213
Cash and cash equivalents at beginning of period	30,081	19,245

Cash and cash equivalents at end of period	$23,178	$24,458

Supplementary disclosure:
Depreciation and amortization	$16,559	$13,213

-Continued-

OSHKOSH TRUCK CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2005	2004	2005	2004
	(In thousands)
Net sales to unaffiliated customers:
Fire and emergency	$213,225	$135,639	$407,381	$258,500
Defense	209,636	168,137	425,110	358,524
Commercial	255,259	217,802	496,840	400,798
Intersegment eliminations	(5,765)	(3,365)	(12,059)	(6,415)

Consolidated	$672,355	$518,213	$1,317,272	$1,011,407

Operating income (expense):
Fire and emergency	$19,003	$11,211	$37,448	$22,817
Defense (1)	49,381	23,035	101,082	60,199
Commercial	6,458	9,439	12,083	16,626
Corporate and other	(12,217)	(8,600)	(20,356)	(17,829)

Consolidated	$62,625	$35,085	$130,257	$81,813

Period-end backlog:
Fire and emergency			$536,363	$358,245
Defense			1,010,511	1,012,552
Commercial			317,172	238,870

Consolidated			$1,864,046	$1,609,667

(1)	Includes the following cumulative life-to-date adjustments to operating income due to an increase in margins on the Company’s MTVR contract.

	Three Months Ended March 31,		Six Months Ended March 31,
	2005	2004	2005	2004
	(In thousands, except percentages)
Increase in operating income	$14,100	$--	$22,600	$6,500
Increase in margin percentage	1.4%	0.0%	2.3%	0.8%
Margin percentage at period-end			9.9%	6.3%

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